Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Appointment of Bobby Duncan to Board of Directors

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SAN ANTONIO, TX—January 28, 2025—U.S. Global Investors, Inc. (Nasdaq: GROW) (“the Company”), a registered investment advisory firm1 known for its thematic investment products, is proud to announce the appointment of Bobby Duncan to its Board of Directors (the “Board”).

Bobby Duncan brings decades’ worth of leadership experience spanning marketing, finance, education, advisory services and entrepreneurial endeavors. With over 17 years of experience at U.S. Global Investors and its subsidiaries from 1985 to 2002, including roles as CFO, COO, CEO and Director, Mr. Duncan’s familiarity with the Company and its history, operations and growth strategies makes him an invaluable asset to the Board, as does his extensive knowledge of the Securities Act of 1933, the Exchange Act of 1934, the Investment Company Act of 1940 and 40-Act investment products.

“Bobby’s vast leadership experience and deep understanding of global markets make him an outstanding addition to our Board,” says Frank Holmes, CEO and Chief Investment Officer of U.S. Global Investors. “His proven track record and commitment to innovation align perfectly with our mission to provide value to investors and shareholders.”

Throughout his career, Mr. Duncan has accumulated valuable lessons and perspectives that will directly contribute to his role on the Board. As a former CEO and COO at the Company, he honed his skills in managing growth and driving operational efficiency. These experiences have helped him recognize the importance of aligning business strategies with long-term goals, a critical lesson he intends to bring to the Board as the firm continues to expand its ETF offerings.

Mr. Duncan has also held advisory roles with the Anthony Robbins Companies and served as an adjunct professor at Sul Ross State University as well as lecturer to the Business Fellows and speaker as part of the Executive Lecture Series at his alma mater, Texas A&M University. His international business expertise has taken him to markets across Europe, Asia, Africa and North Americas. Mr. Duncan has held numerous securities licenses/designations and been a member of professional/non-profit organizations including the CFO Institute, the Southwest CEO Council, Investment Company Institute, Committee for Monetary Research and Education and the Upper Rio Grande Workforce Development Board in liaison with The Texas Workforce Commission to name a few.

“I look forward to working with the Board and Frank again to propel the Company and shareholder value upward with cutting edge investment products, which have been embedded in the Company’s DNA from the time of its creation,” says Mr. Duncan.

Jerry Rubinstein, Chairman of the Board, adds, “Bobby’s leadership and expertise will be invaluable as we plan for future opportunities. I look forward to working with Bobby again as we continue driving the Company’s vision and delivering value to our shareholders.”

U.S. Global Investors is confident that Mr. Duncan’s extensive experience, strategic acumen and forward-thinking mindset will make a significant impact on the Company’s future successes.

1 Registration does not imply a certain level of skill or training.

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

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